Exhibit (d)(10)

CONFIDENTIALITY AGREEMENT

In connection with the consideration of a possible negotiated transaction between each of the parties that have signed this agreement or its respective subsidiaries, affiliates or divisions (each such party being hereinafter referred to, collectively with such subsidiaries, affiliates and divisions, as a “Company”), each Company (in its capacity as a provider of information hereunder being referred to as a “Provider”) is prepared to make available to the other Company (in its capacity as a recipient of information hereunder being referred to as a “Recipient”) certain information concerning the business, financial condition, operations, assets and liabilities of the Provider. As a condition to such information being provided to each Recipient and its Recipient Representatives (as hereinafter defined), each Recipient agrees to treat any information concerning the Provider (whether prepared by the Provider, such Recipient’s Representatives or otherwise and irrespective of the form of communication) which is furnished to the Recipient and such Recipient’s Representatives now or in the future by or on behalf of the Provider (herein collectively referred to, with respect to information furnished by or on behalf of either Company in its capacity as a Provider to the other Company in its capacity as a Recipient, as the “Evaluation Material”) in accordance with the provisions of this agreement, and to take or abstain from taking certain other actions as hereinafter set forth. As used in this letter, a Recipient’s “Representatives” shall include the directors, officers, employees, agents, partners or advisors of such Recipient (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) and those of such Recipient’s parent company, subsidiaries and affiliates. Notwithstanding any other provision hereof, each Company reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.

The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by either Recipient or such Recipient’s Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to such Recipient or such Recipient’s Representatives pursuant hereto. The term Evaluation Material does not include information which (1) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or such Recipient’s Representatives, (ii) was within the Recipient’s possession prior to its being furnished to the Recipient by or on behalf of the Provider pursuant hereto, provided that the source of such information was not known by the Recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider or any other party with respect to such information or (iii) becomes available to the Recipient on a non-confidential basis from a source other than the Provider or any of its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Provider Representatives”), provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider or any other party with respect to such information. Notwithstanding any other provision hereof, each Provider reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.

Each Recipient hereby agrees that such Recipient and such Recipient’s Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible negotiated transaction between the Companies and for no other purpose, that the Evaluation Material will be kept confidential and that the Recipient and such Recipient’s Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) the Recipient may make any disclosure of such information to which the Provider gives its prior written consent and (ii) any of such information may be disclosed to the Recipient’s Representatives who need to know such information for the sole purpose of evaluating a possible negotiated transaction between the Companies, who are provided with a copy of this agreement and who agree to be bound by the terms hereof to the same extent as if they were such Recipient. In any event, each Recipient agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this agreement by any of such Recipient’s Representatives, and at such Recipient’s sole expense to take all reasonable measures (including but not limited to court proceedings) to restrain such Recipient’s Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.

In addition, each Recipient agrees that, without the prior written consent of the Provider, such Recipient and such Recipient’s Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to such Recipient, that discussions or negotiations are taking place concerning a possible transaction between the Companies or any of the terms, conditions or other facts with respect thereto (including the status thereof) provided, however, that such Recipient may make such disclosure if the Provider has already done so or it has received the written opinion of its outside counsel that such disclosure must be made by it in order that it not commit a violation of law. Without limiting the generality of the foregoing, each Recipient further agrees that, without the prior written consent of the Provider, it will not, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions which might lead to such agreement, arrangement or understanding, with any person regarding a possible transaction between the Companies. The term person as used in this agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

In the event that either Recipient or any of such Recipient’s Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, such Recipient shall provide the Provider with prompt written notice of any such request or requirement so that the Provider may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Provider, the Recipient or any of such Recipient’s Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Evaluation Material such Recipient or such Recipient’s Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material which such counsel advises the Recipient is legally required to be disclosed

If either Company decides that it does not wish to proceed with a transaction with the other, it will promptly inform the other of that decision. In that case, or at any time upon the request of either Company for any reason, the other Company will promptly [deliver to the notifying or requesting Company all Evaluation Material (and all copies thereof) furnished to the notified or requested Company in its capacity as a Recipient or such Recipient’s Representatives by or on behalf of the notifying or requesting Company in its capacity as a Provider pursuant hereto. In the event of such a decision or request, all [other] Evaluation Material prepared by the notified or requested Company in its capacity as a Recipient or such Recipient’s Representatives shall, at the Recipient’s option, be destroyed or returned and no copy thereof shall be retained [except for one archival copy which may be retained by such recipient’s outside counsel or in-house general counsel] and the Recipient shall provide to the notifying or requesting Company a certificate of compliance with this sentence. Notwithstanding the return or destruction of the Evaluation Material, the notified or requested Company in its capacity as a Recipient and such Recipient’s Representatives will continue to be bound by such Recipient’s respective obligations of confidentiality and other obligations hereunder.

Each Company understands and acknowledges that neither Company, in its capacity as a Provider, nor such Provider’s Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material furnished by or on behalf of such Provider and shall have no liability to the other.

In consideration of the Evaluation Material being furnished to a Recipient, the Recipient hereby agrees that, for a period of two years, neither it nor any of its affiliates will solicit to employ any of the officers or employees of the Provider with whom it has had contact or who was specifically identified to it by the Provider or any of such Provider’s Representatives for purposes hereof during the period of the Recipient’s investigation of the Provider, so long as they are employed by the Provider, without obtaining the prior written consent of the Provider. Such two-year period shall be measured from, and expire two years following, the later of (i) the date of this agreement, (ii) the date of last contact by the Recipient or any of such Recipient’s Representatives with the applicable officer or employee or (iii) the date on which the applicable officer or employee was identified to the Recipient or any of such Recipient’s Representatives by the Provider or any of its Representatives for purposes hereof. This restriction shall not apply to employees of Provider who respond to a general solicitation for employment published or posted by Recipient.

To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each Company understands and agrees that the Companies have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of both Companies that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided by either Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine.

Each Company, in its capacity as a Recipient, acknowledges and agrees that such Recipient is aware (and that such Recipient’s Representatives are aware or, upon receipt of any Evaluation Material, will be advised by such Recipient) of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a person possessing material non-public information about a public company and that such Recipient and such Recipient’s Representatives will comply with such laws.

Each Company agrees that, for a period of three years from the date of this agreement, unless such shall have been specifically invited in writing by the other Company, neither the agreeing Company nor any of its affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) or persons who are Recipient Representatives or Provider Representatives with respect to the agreeing Company will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (1) any acquisition of any securities (or beneficial ownership thereof) or assets of the other Company or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving the other Company or any of its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other Company or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the other Company; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the securities of the other Company; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the other Company; (d) take any action which might force the other Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

Each Company understands and agrees that no contract or agreement providing for any transaction between the Companies shall be deemed to exist between the Companies unless and until a final definitive agreement has been executed and delivered, and each Company hereby waives, in advance, any claims (including, without limitation, breach of contract but excluding any claims arising from a breach of this Confidentiality Agreement) in connection with any transaction involving the other Company unless and until both Companies shall have entered into a final definitive agreement. Each Company also agrees that unless and until a final definitive agreement regarding a transaction between the Companies has been executed and delivered, neither Company will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this agreement except for the matters specifically agreed to herein. Each Company further acknowledges and agrees that the other Company reserves the right, in its sole discretion, to reject any and all proposals made by the agreeing Company or any of the persons who are Recipient Representatives or Provider Representatives with respect to the Company with regard to a transaction between the Companies, and to terminate discussions and negotiations with the agreeing Company at any time. Each Company further agrees that (i) the other Company and the persons who are Recipient Representatives or Provider Representatives with respect to the other Company shall be free to conduct any process for any transaction involving the other Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement therewith without prior notice to the agreeing Company or any other person), (ii) any procedures relating to such process or transaction may be changed at any time without notice to the agreeing Company or any other person and (iii) the agreeing Company shall not have any claims whatsoever against the other Company, the persons who are Recipient Representatives or Provider Representatives with respect to the other Company or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to any transaction involving the other Company (other than those as against the parties to a definitive agreement between the Companies, including this

Confidentiality Agreement in accordance with the term thereof) nor, unless a definitive agreement is entered into with the agreeing Company, against any third party with whom a transaction is entered into. Neither this paragraph nor any other provision in this agreement can be waived or amended in favor of either Company except by written consent of the other Company, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

It is understood and agreed that no failure or delay by either Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this agreement by either Company or any of its Representatives and that the Company against which such breach is committed shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by either Company of this agreement but shall be in addition to all other remedies available at law or equity to the Company against which such breach is committed. In the event of litigation relating to this agreement, if a court of competent jurisdiction determines that either Company or any of the persons who are Recipient Representatives or Provider Representatives with respect to such Company has breached this agreement, then the Company Recipient Representatives or Provider Representatives of which, is determined to have so breached shall be liable and pay to the other Company the reasonable legal fees incurred by the other Company in connection with such litigation, including any appeal therefrom.

This agreement is for the benefit of the each Company, the persons who are Recipient Representatives or Provider Representatives with respect to such Company and their respective, directors, officers, stockholders, owners, affiliates, and agents, and shall be governed by and construed in accordance with the laws of the State of Washington (the “Subject State”) applicable to agreements made and to be performed entirely within such State. Each Company also hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Subject State located within the County of King and of the United States of America located in the Western District of the Subject State for any actions, suits or proceedings arising out of or relating to this agreement (and each Company agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by U.S. registered mail to such Company’s address set forth below shall be effective service of process for any action, suit or proceeding brought against such Company in any such court). Each Company hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement , in the courts of the Subject State or the United States of America located in the Subject State, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

This agreement contains the entire agreement between the Companies regarding the subject matter hereof and supersedes all prior agreements, understandings, arrangements and discussions between the Companies regarding such subject matter.

This agreement may be signed in counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

IN WITNESS WHEREOF, each Company has caused this agreement to be signed by its duly authorized representatives as of the date written below.

Date: 8/14/2007

PhotoWorks, Inc:	American Greetings Corporation:

Suite 200, 71 Columbia Street Seattle, WA 98104	ADDRESS FOR NOTICE: One American Road Brooklyn, Ohio 44144

Attn: General Counsel

By:	/s/ Andrew Wood	By:	/s/ Catherine M. Kilbane
Name:	Andrew Wood	Name:	Catherine M. Kilbane
Title:	Chief Executive Officer	Title:	Senior Vice President,
General Counsel and Secretary

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